Exhibit 28j(16) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 147 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust, and to the incorporation by reference of our report, dated September 23, 2013, on Federated Money Market Management (one of the portfolios constituting Money Market Obligations Trust) included in the Annual Report to Shareholders for the fiscal year ended July 31, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 30, 2014